Exhibit 4.5
APPENDIX A
FORM OF NOTICE OF ELECTION
[One Earth LLC Letterhead]
RESCISSION OFFER ELECTION FORM _________ , 2007
     ___ I accept this rescission offer. Please refund the initial payment I made for subscription of the membership units, plus interest at the statutory rate.
     ___ I decline this rescission offer and will continue my investment. I understand that my right to sue under the securities laws of ___, with respect to the material changes to One Earth Energy’s initial public offering extinguished with this offer of rescission.
     Note for Indiana investors: According to Indiana State law, if you do not return your election form, you will be deemed to have accepted the rescission offer and your subscription will be cancelled.

(Subscriber’s name and signature)	(Date)
In order to register your election, you must return this completed Rescission Offer Election Form to us at the following address:
One Earth Energy, LLC
1306 West 8th Street
Gibson City, Illinois 60936
IF YOU WISH TO CONFIRM YOUR SUBSCRIPTION, YOU MUST CHECK THE BOX AS INDICATED ABOVE AND RETURN THIS FORM TO US. YOU MAY CHANGE YOUR ELECTION AT ANYTIME PRIOR TO EXPIRATION OF THE RESCISSION OFFER. THE RESCISSION OFFER EXPIRES ON ___, 2007. ONCE YOU RETURN THE COMPLETED FORM AND THE RESCISSION OFFER EXPIRES, YOUR ELECTION TO CONFIRM IS IRREVOCABLE, AND YOUR INVESTMENT WILL NOT BE RETURNED, UNLESS WE REJECT YOUR SUBSCRIPTION. IF THIS FORM IS NOT COMPLETED AND RECEIVED BY US BEFORE 5:00 P.M. CST ON ___, 2007, YOUR RESCISSION RIGHTS ARE WAIVED, AND YOU WILL NOT BE ABLE TO WITHDRAW YOUR INVESTMENT.